Exhibit 14(a)(2)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Institutional Shares and Class A Shares Prospectus and “Independent Auditors” and “Financial Statements” in the Institutional Shares and Class A Shares Statement of Additional Information dated March 31, 2004 for the Golden Oak Growth Portfolio, Golden Oak Value Portfolio, Golden Oak Small Cap Value Portfolio, Golden Oak International Equity Portfolio, Golden Oak Intermediate-Term Income Portfolio, Golden Oak Michigan Tax Free Bond Portfolio, and Golden Oak Prime Obligation Money Market Portfolio, constituting the Golden Oak Family of Funds; and to the incorporation by reference therein of our report, dated March 5, 2004, with respect to the financial statements and financial highlights of the Golden Oak Family of Funds included in the January 31, 2004 Annual Report to Shareholders, in this Registration Statement on Form N-14 of Goldman Sachs Trust.

We also consent to the references to our firm under the captions “Other Service Providers,” “Golden Oak Portfolios — Financial Highlights,” and “Experts” in this Registration Statement on Form N-14 of the Goldman Sachs Trust.

/s/ERNST & YOUNG LLP

Boston, Massachusetts
July 16, 2004